AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED DECEMBER 22, 2021

Nommi, Inc.

1661 E Franklin Ave

El Segundo, CA 90245

up to

1,733,102 shares of Common Stock

We are offering up to 1,733,102 shares of Common Stock on a “best efforts” basis without any minimum target.

Common Stock Shares	Price to Public	Underwriting Discounts and Commissions*	Proceeds to Company Before Expenses**
Per Share	$11.54	$0.1154	$11.42
Total Maximum	$20,000,000	$200,000	$19,800,000

The minimum investment in this offering is $992.44, or 86 shares of Common Stock.

* The Company has engaged Dalmore Group, LLC to serve as the broker/dealer of record. The Company will pay Dalmore Group, LLC in accordance with the terms of the Broker-Dealer Agreement between the Company and Dalmore Group, LLC, attached as Exhibit 1.1 hereto. As compensation for the Services, the Company shall pay to Dalmore a fee equal to 1% of the aggregate amount raised by Dalmore Group. If the maximum amount of shares is sold, the maximum amount the Company would pay Dalmore Group, LLC is $200,000.

There will also be a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by Dalmore Group, LLC. The firm will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore Group, LLC as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time fee of $15,000 for these services. See “Plan of Distribution and Selling Securityholders” for details of compensation and transaction fees to be paid to the placement agent.

**Nommi, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $57,250, not including commissions or state filing fees.

The Company is selling shares of Common Stock.

Investors in this offering will grant an irrevocable voting proxy to the company’s Board of Directors that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur.

Investors will be required to subscribe to the Offering via the  platform managed by WAX, Inc., and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. There are no fees associated with the use of the WAX, Inc. platform.

This offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering. All funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and Dalmore Group. Once investor subscriptions are accepted by the Company and by Dalmore funds will be deposited into an account controlled by the Company.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the Company in its sole discretion. There is no minimum target for this offering and the Company may accept investor subscriptions on a rolling basis. After each acceptance of subscriptions, funds tendered by investors will be available to the Company for its use. The offering is being conducted on a best-efforts basis.

THE   UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)I OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 9.

Sales of these securities will commence on approximately [_].

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary – Implications of Being an Emerging Growth Company.”

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

☐	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

☐	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

☐	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

☐	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

☐	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary of the Offering

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation”, “Company”, “Nommi”, “we”, “our”, and “us” refer to Nommi, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Nommi Company Overview

Nommi is building an automated vending machine that will assemble and cook globally inspired bowls with the press of a button. Our team has a wealth of experience in automation and kitchen technology and we are bringing this experience to build one of the world’s first robotic kitchens. We are backed by Wavemaker Partners, a global venture capital firm, and by Wavemaker Labs, its in-house robotics and automation corporate innovation studio. Nommi has common ownership with Wavemaker Labs. Both entities are majority owned by Future VC, LLC, which controls the majority (79%) of voting stock of both entities. We are based in Santa Monica, California and are currently working on our first prototype.

To date, Nommi has not yet recognized any recurring revenue, and has not recognized any revenues from 2020 through current. Additionally, the independent CPA has included a “going concern” note in its Independent Auditor’s Report on the Company’s 2019-2020 financial statements, suggesting there is substantial doubt about the Company’s ability to continue as a going concern.

Industry Overview

There is a significant labor shortage in the restaurant industry today with 800,000 vacant roles. Over the next ten years this labor shortfall is expected to worsen by more than 350% with the industry seeing 3.7 million positions unfilled within the next ten years, all while real estate and food costs are increasing. Health and safety concerns are on the rise across the industry, and recent events have accelerated the demand for low-touch preparation and cooking, as delivery and self-pickup services. Quick service restaurants in the United States alone are a $273 billion industry, but face slowing or negative growth if they are unable to adapt to rapidly changing consumer demands. With these considerations in mind, we believe automation in the restaurant industry is not a choice, but rather a necessity for survival. We believe Nommi is well positioned to bring chef-quality meals to the public using innovative technology.

Our Product

We are developing our first working prototype, which shows the concept of an automated food bowl vending machine and allows us to test hardware and software features as we iterate towards the production ready model. The product moves a bowl along a conveyor belt, crafting a variety of cuisines for the customer. The product combines a base (grain, lettuce, etc.), vegetables, proteins, and sauce(s) into a bowl without the need for human intervention. The base and to-be-cooked vegetables are dispensed onto a griddle to be cooked a la plancha, cooked, and transferred to the bowl, after which any non-cooked toppings are added. While this process is taking place, any proteins are also dispensed to a griddle, cooked, and added to the bowl. Once the ingredients have been added it is topped with the desired sauce.

All of our product development efforts are managed by a team of consultants at Wavemaker Labs. We have already started business development efforts and have started to source partners and potential customers for our business. To date, we have not registered any IP, but we do plan to make IP generation a part of this business.

We are currently developing our first working prototype, which will harness true cold to cook technology that we plan to deploy in a live location for beta testing and customer ordering. Capital raised in this round will help us finance this next step in our product development roadmap. We hope to have our first prototype finished in 2022.

Selected Risks Associated With The Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We are an early stage company and have not yet generated any recurring revenue.

●	Any valuation at this stage is difficult to assess.

●	We have a limited operating history upon which to evaluate our performance and have not yet generated profits.
●	Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product.
●	We will be required to raise additional capital in order to develop our technology and prototype.
●	Our company does not yet hold any patents on any products or technology.
●	We rely on a small management team to execute our business plan.
●	Our failure to attract and retain highly qualified personnel in the future could harm our business.
●	Our future revenue plans rely on white labeling our product to existing restaurant brands.
●	We may not find suppliers to manufacture the machines.
●	The Company’s business model is capital intensive.

●	We could be adversely affected by product liability, personal injury or health and safety issues.
●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.
●	We may never have an operational product or service.
●	Your rights as a holder of common stock may be limited by the number of shares held by Future VC, LLC.
●	Certain data and information in this offering circular were obtained from third-party sources and were not independently verified by the Company.
●	There is no current market for any shares of the Company’s stock.
●	Our Certificate of Incorporation includes automatic conversion provisions covering the stock issued to our Founders.
●	The Company converted all outstanding shares of Common Stock into Class F Stock as of August 31, 2021.
●	We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

Offering Terms

Securities Offered	Maximum of 1,733,102 shares of Common Stock.
Minimum Investment	$992.44, or 86 shares of Common Stock.
Securities outstanding before the Offering:
Common Stock	0 shares
Class F Stock	3,000,000
Preferred Stock	0 shares
Securities outstanding after the Offering:
Common Stock (assuming a fully subscribed offering)	1,733,102 shares
Class F Stock	3,000,000 shares
Preferred Stock	0 shares
Irrevocable Proxy	Investors in this offering will grant an irrevocable voting proxy to our Board of Directors that will limit their ability to vote their shares until the occurrence of certain events specified in the proxy, none of which may ever occur.
Use of Proceeds	The proceeds of this offering will be used for product development, personnel, and general overhead.

Risk Factors

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We are an early stage company and have not yet generated any recurring revenue.

Nommi, Inc. (“Nommi”) was formed on December 4, 2017. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market.

Any valuation at this stage is difficult to assess.

The valuation for this Offering was established by the Company and is not based on the financial results of the Company. Instead, it is based on management’s best estimates of the investment value of the Company, which is a subjective measure. This differs significantly from listed companies, which are valued publicly through market-driven stock prices. The valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

We have a limited operating history upon which to evaluate our performance and have not yet generated profits.

We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform, as our core product has yet to come market.

Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product.

We are still developing our Nommi prototype that will go into mass production. We still have significant engineering and development work to do before we are ready to deliver a working version of our product and attain revenue. We may be unable to convert our prototype to a prototype that can easily be replicated and put into mass production. Additionally, we may not be able to make a transition to mass production, either via in house manufacturing or contract manufacturers.

We will be required to raise additional capital in order to develop our technology and prototype.

We will not be able to sell or distribute a working version of our product if we cannot raise debt or equity financing.

The Company does not yet hold any patents on any products or technology.

We do not yet hold any patents on our product, and so cannot guarantee that our product or technology is proprietary nor that it may be copied by another competitor. Because of this, our technology is not currently proprietary and could be easily copied by other companies.

We rely on a small management team to execute our business plan.

Our management team is currently small and made up of only three part-time individuals, Buck Jordan, Martin Buehler, and Kevin Morris, whom we rely on to help us raise funds and help grow our business. Our partnership and relationship with Wavemaker Labs are crucial for us to achieve our growth plan.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, robotics engineers, machine vision and machine learning experts, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

Our future revenue plans rely on white labeling our product to existing restaurant brands.

Our largest stream of projected revenue comes from selling our pods as “white-labeled” products to existing restaurant brands. No agreements are in place yet for such white-labeling of our product, and if we are unable to create partnerships and achieve these sales to existing restaurant brands it will greatly affect our business model and jeopardize our go-to-market strategy.

We may not find suppliers to manufacture the machines.

Nommi does not manufacture the machines completely in house, and therefore relies on third party manufacturers and suppliers in order to build machines and scale production in the future. Without the right suppliers, Nommi may not be able to build their machines at a valuable price point.

The Company’s business model is capital intensive.

The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

We could be adversely affected by product liability, personal injury or other health and safety issues.

As with any company serving food, we must adhere to strict health and safety standards. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

We may never have an operational product or service.

It is possible that there may never be a fully operational Nommi machine or that the product may never be used to engage in transactions. It is possible that the failure to release the product is the result of a change in business model upon Company’s making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.

Your rights as a holder of common stock may be limited by the number of shares held by Future VC, LLC.

The Company is currently controlled by one entity, Future VC, LLC, which owns 1,853,602 shares of Class F Stock as of November 30, 2021. If we raise $5,000,000 in this offering, Future VC, LLC will control 53.99 % of total outstanding stock and if we raise $20,000,000, the maximum amount, Future VC, LLC will control 39.16 % of total outstanding stock. The Class F Stock is entitled to certain protective provisions, as described in herein under “Securities Being Offered” and the Company’s Amended and Restated Certificate of Incorporation. Notably, 10% of the shares of Class F Stock held by each holder of Class F Stock will automatically convert into shares of the subsequent series of preferred stock of the Corporation that is issued in the equity financing round at the applicable Conversion Ratio. Any vote in regard to the approval or disapproval of those items listed under the protective provisions would be either controlled by or substantially influenced by Future VC, LLC, potentially against the interests of the rest of the Common Stockholders, which have ceded their voting rights to the Company’s Board of Directors.

Certain data and information in this offering circular were obtained from third-party sources and were not independently verified by the Company.

This offering circular contains certain data and information that we obtained from various publicly available third-party publications. We have not independently verified the data and information contained in such third-party publications and we did not commission any such third party for collecting or providing the data used in this offering circular. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods we would have used. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, none of these sources are incorporated by reference into this offering circular.

The independent CPA has included a “going concern” note in its Independent Auditor’s Report on our 2019-2020 financial statements. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $92,514 and $355,310 for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company had an accumulated deficit of $507,104, minimal cash of $1 and current liabilities exceeded current assets by $147,651. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company’s stock.

There is no formal marketplace for the resale of the Company’s Common Stock. Shares of Common Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral.

Our Certificate of Incorporation includes automatic conversion provisions covering the stock issued to our Founders.

Under the terms of our Certificate of Incorporation our Class F Stock will convert into a class of preferred stock subject to the availability of a securities law exemption for the conversion. See “Securities Being Offered” for more information on these conversion terms. These conversion terms may incentivize certain purchasers to purchase shares directly from our founders or encourage our founders to provide advantageous terms to future investors, terms at which our founders will be able to participate in a limited capacity as well. As such, there may be instances where conflicts could arise between the interests of our holders of Class F Stock and the interests of investors in this offering.

The Company has converted all outstanding shares of Common Stock into Class F Stock as of August 31, 2021.

As of August 31, 2021, all outstanding shares of Common Stock have been converted into Class F Stock. This includes all Common Stock held by our Founders. Upon each equity financing, 10% of the shares of Class F Stock held by each holder of Class F Stock will automatically convert into shares of the subsequent series of preferred stock of the Corporation that is issued in the equity financing round at the applicable Conversion Ratio.

The Bylaws of the Company include a forum selection clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Amended and Restated Bylaws (the “Bylaws”) require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our Bylaws provide that this exclusive forum provision will not apply to claims arising under the Securities Act. Further, this provision will not apply to claims arising under the Exchange Act, as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. This forum selection provision in our Bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents, which may discourage lawsuits against us and such persons. It is also possible that, notwithstanding the forum selection clause included in our Bylaws, a court could rule that such a provision is inapplicable or unenforceable

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

To date, our operations have not been materially impacted. The COVID-19 pandemic has not limited the ability of our contracted engineers to work together on product development efforts. These team members have been able to complete work remotely and, while following all national, state, and local guidelines, in person. However, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Investors in this offering have assigned their voting rights.

In order to subscribe to this offering, each investor will be required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the company’s Board of Directors. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell our Common Stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize or apply the loss to other taxable income. If you do not have a regular brokerage account or your regular broker will not hold our Common Stock for you (and many brokers refuse to hold securities issued under Regulation A) there will be nobody keeping records for you for tax purposes. You will have to keep your own records and calculate the gain or loss on any sales of the Common Stock.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $11.54 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

						Effective Cash Price
				Total Issued		per Share at Issuance
			Potential	and Potential		or Potential
	Date Issued	Issued Shares	Shares	Shares		Conversion
Class F Shares	2017 – 2021	3,000,000		3,000,000		$0.10
				-		$0.10
Convertible Notes Payable Outstanding
		-	-	-		$-
Warrants (Advisory Agreements):
Common		-	-	-		$-
Class F	2021		3,329,670	3,329,670	(1)	$0.00
Options:
$0.50 Options	2019-2020		329,670	329,670	(1)	$0.50

Total Common Share Equivalents		3,000,000	3,659,340	6,659,340		$0.07
Investors in this offering, assuming $20 Million raised		1,733,102		1,733,102		$11.54

Total After Inclusion of this Offering		4,733,102	3,659,340	8,392,442		$2.44

(1) Assumes conversion at exercise price of all outstanding warrants and options

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of June 30, 2021 of -$364,654 which is derived from the net equity of the Company in the June 30, 2021 unaudited financial statements. This tangible net book value is then adjusted to contemplate conversion all other convertible instruments outstanding at current that would provide proceeds to the Company. The offering costs assumed in the following table includes up to $200,000 in commissions to Dalmore Group, LLC, as well as legal and accounting fees incurred for this Offering. The table presents three scenarios for the convenience of the reader: a $5,000,000 raise from this offering, a $10,000,000 raise from this offering, and a fully subscribed $20,000,000 raise from this offering (maximum offering).

On Basis of Full Conversion of Issued Instruments	$5 Million Raise		$10 Million Raise		$20 Million Raise
Price per Share	$11.54		$11.54		$11.54
Shares Issued	433,276		866,551		1,733,102
Capital Raised	$5,000,000		$10,000,000		$20,000,000
Less: Offering Costs	$(107,250)		$(157,250)		$(257,250)
Net Offering Proceeds	$4,892,750		$9,842,750		$19,742,750
Net Tangible Book Value Pre-financing	$(199,786	)(2)	$(199,786	)(2)	$(199,786	)(2)
Net Tangible Book Value Post-financing	$4,692,964		$9,642,964		$19,542,964

Shares issued and outstanding pre-financing, assuming full conversion and issued stock options	6,659,340	(1)	6,659,340	(1)	6,659,340	(1)
Post-Financing Shares Issued and Outstanding	7,092,616		7,525,891		8,392,442

Net tangible book value per share prior to offering	$(0.030)		$(0.030)		$(0.030)
Increase/(Decrease) per share attributable to new investors	$0.692		$1.311		$2.359
Net tangible book value per share after offering	$0.662		$1.281		$2.329
Dilution per share to new investors ($)	$10.878		$10.259		$9.211
Dilution per share to new investors (%)	94.27%		88.90%		79.82%

(1)	Assumes conversion of all issued preferred and Class F shares to common stock, conversion of 3,329,670 outstanding stock warrants (providing proceeds of $33 to net tangible book value), and conversion of 329,670 outstanding stock options (providing proceeds of $164,835 to net tangible book value).
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1).

The next table is the same as the previous but adds in consideration of authorized but unissued stock options, presenting the fully diluted basis. This adds 270,330 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options.

On Basis of Full Conversion of Issued Instruments On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options	$5 Million Raise		$10 Million Raise		$20 Million Raise
Price per Share	$11.54		$11.54		$11.54
Shares Issued	433,276		866,551		1,733,102
Capital Raised	$5,000,000		$10,000,000		$20,000,000
Less: Offering Costs	$(107,250)		$(157,250)		$(257,250)
Net Offering Proceeds	$4,892,750		$9,842,750		$19,742,750
Net Tangible Book Value Pre-financing	$(199,786	)(2)	$(199,786	)(2)	$(199,786	)(2)
Net Tangible Book Value Post-financing	$4,692,964		$9,642,964		$19,542,964

Shares issued and outstanding pre-financing,assuming full conversion and authorization but unissued stock options	6,929,670	(1)	6,929,670	(1)	6,929,670	(1)
Post-Financing Shares Issued and Outstanding	7,362,946		7,796,221		8,662,772

Net tangible book value per share prior to offering	$(0.029)		$(0.029)		$(0.029)
Increase/(Decrease) per share attributable to new investors	$0.666		$1.266		$2.285
Net tangible book value per share after offering	$0.637		$1.237		$2.256
Dilution per share to new investors ($)	$10.903		$10.303		$9.284
Dilution per share to new investors (%)	94.48%		89.28%		80.45%

(1)	Assumes conversion of all issued preferred and Class F shares to common stock, conversion of 3,329,670 outstanding stock warrants (providing proceeds of $33 to net tangible book value), and conversion of 329,670 outstanding stock options (providing proceeds of $164,835 to net tangible book value), and conversion of authorized but unissued stock options of 270,330 shares (no adjustment for proceeds contemplated in the calculations).
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1).

The final table is the same as the previous two, but removes the assumptions of conversion of options, and warrants and consideration of authorized but unissued stock options, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred shares).

On Issued and Outstanding Basis:	$5 Million Raise	$10 Million Raise	$20 Million Raise
Price per Share	$11.54	$11.54	$11.54
Shares Issued	433,276	866,551	1,733,102
Capital Raised	$5,000,000	$10,000,000	$20,000,000
Less: Offering Costs	$(107,250)	$(157,250)	$(257,250)
Net Offering Proceeds	$4,892,750	$9,842,750	$19,742,750
Net Tangible Book Value Pre-financing	$(364,654)	$(364,654)	$(364,654)
Net Tangible Book Value Post-financing	$4,528,096	$9,478,096	$19,378,096

Shares Issued and Outstanding Pre-Financing	3,000,000	3,000,000	3,000,000
Post-Financing Shares Issued and Outstanding	3,433,276	3,866,551	4,733,102

Net tangible book value per share prior to offering	$(0.122)	$(0.122)	$(0.122)
Increase/(Decrease) per share attributable to new investors	$1.440	$2.573	$4.216
Net tangible book value per share after offering	$1.319	$2.451	$4.094
Dilution per share to new investors ($)	$10.221	$9.089	$7.446
Dilution per share to new investors (%)	88.57%	78.76%	64.52%

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

Use of Proceeds To The Issuer

Assuming a maximum raise of $20,000,000, the net proceeds of this offering would be approximately $19,742,750 after subtracting estimated offering costs of $200,000 to Dalmore Group, LLC in commissions, and $57,250 in audit, legal, and filings fees. If Nommi successfully raises the maximum amount under this raise the Company intends to hire additional personnel in engineering and sales, spend additional on marketing to bring in more leads and customers, in addition to being able to fund a minimum viable product which can be used to begin production.

Assuming a raise of $10,000,000, representing 50% of the maximum offering amount, the net proceeds would be approximately $9,842,750 after subtracting estimated offering costs of $100,000 to Dalmore Group, LLC in commissions and $57,250 in audit, legal, and filings fees. In such an event, Nommi would hire a few less personnel in engineering, sales, and marketing, but still be able to fund its minimum viable product and move into full production of its machine.

Assuming a raise of $5,000,000, representing 25% of the maximum offering amount, net proceeds would be approximately $4,892,750 after subtracting estimated offering costs of $50,000 to Dalmore Group, LLC in commissions and $57,250 in audit, legal, and filings fees.

The Company does not intend to use any proceeds from this offering to pay back any outstanding promissory notes.

Please see the table below for a summary our intended use of proceeds from this offering:

	25% of Maximum Offering	50% of Maximum Offering	Maximum Offering
Total Raise	$5,000,000	$10,000,000	$20,000,000
Commissions	$50,000	$100,000	$200,000
Fixed Costs	$57,250	$57,250	$57,250
Net Proceeds	$4,892,750	$9,842,750	$19,742,750

Percent
Allocation	Category	%	Category	%	Category
40%	Product Development	40%	Product Development	40%	Product Development
30%	Payroll	30%	Payroll	30%	Payroll
10%	General Administrative	10%	General Administrative	10%	General Administrative
20%	Marketing	20%	Marketing	20%	Marketing

Because the offering is a “best efforts”, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

Our Business

Company History

Nommi was incorporated on December 4, 2017 when the team saw the need for an automated food bowl vending machine to make high-quality, globally inspired dishes with the press of a button. With a wealth of experience in automation and kitchen technology, the team sees an increasing demand for high-quality products and quick, convenient service in the fast food industry. Not to mention the vast and growing popularity for low- and no-touch food preparation, as well as takeout and delivery. Traditional restaurants endure low profit margin due to high labor and real estate costs, and oftentimes sacrifice food quality for quick and easy delivery. Nommi provides a robotic vending machine solution that decreases the labor and real estate costs associated with traditional restaurants, while delivering a fast, high quality food experience to feed the needs of discerning consumers and innovative restaurants.

Nommi’s development is amplified through Wavemaker Partners and Wavemaker Labs. With over $500 million assets under management and headquarters located in Singapore and Los Angeles, Wavemaker Partners serves as a strategic lead institutional investor for Nommi. Furthermore, the team at Wavemaker Labs notably launched an AI-driven robotic kitchen assistant at Miso Robotics. Wavemaker Partners and its subsidiary Wavemaker Labs provide insights to food technology, robotic R&D, and a team of strategic and technical experts in engineering the Nommi kitchen. The advantages of being a Wavemaker company are outlined further below.

Anticipated Product Overview

Nommi is a developing a turnkey automated kitchen, measuring 15 feet wide by 7 feet deep by 8.5 feet tall, for cooking bowl-based food. While we are still early in the product development and prototyping phase, our product roadmap for Nommi leads to a commercial product that takes 3 minutes to cook a dish from start to finish, is contactless, is open 24/7 and can be configured to cook multiple cuisines (Chinese, Mexican, Indian, etc.). Nommi is being designed to be compact enough to fit in a shipping container and modular to be able to also fit in the back of a van. Its compact design makes it perfect for on-site food preparation and catering for movie productions, construction sites, outdoor conferences, festivals and more.

Nommi removes the human from the process of cooking (except for restocking the machine with ingredients) and thus dramatically reduces labor costs. In addition, Nommi compact design reduces the square footage it needs, helping reduce real estate costs when deployed in retail locations. The sharp reduction in labor costs and the reduced real estate costs results in a 3-4x increase in profitability for restaurant operators.

Fully-Automated – Brick and mortar restaurants operate in an environment where labor costs are high and rising. Nommi brings a start-to-finish automated food preparation experience that decreases labor costs, which are very high in traditional brick and mortar restaurants. With a menu selection offering thousands of bowl permutations using ingredients and flavors from around the world, consumers will be able to customize their meal which will be assembled right in front of them without human interaction and receive a fully prepared meal in less than 3 minutes.

Fast – The average wait time at a restaurant is nearly 25 minutes, and the average wait time for a food delivery service approaches 30 minutes. Nommi is working towards a culinary experience that only takes 3 minutes.

Accessible – Since the kitchen is fully automated, it will be able to operate on a 24/7 basis. The current prototype only needs 105 square feet of real estate to operate, allowing the Company to decrease real-estate costs required, when compared to traditional brick-and-mortar restaurants.  Through Nommi’s second go-to-market approach, white-labeling, the Company can empower existing restaurants and chefs to expand their market reach at minimal cost and risk, when compared to opening new locations.

Made-to-Order – Nommi kitchens allow customization with multiple ingredient choices and easy pre-ordering functionality. The touch screen pad and wireless applications enable order ahead to receive a freshly made meal on-the-go. The features create high quality artisanal meals with the freshest ingredients and an entertaining automated food preparation experience.

Market

The Quick Service Restaurant (QSR) and fast-food industry is a $273 Billion industry globally and has been experiencing historic growth over the past five years, with the QSR market growing 4.1% annually during this period. While the amount of QSR establishments continues to increase within the U.S. to a total of 286,967 in 2019, the labor market for fast – food workers has tightened, creating a labor shortage for QSRs. This shortage can be attributed to multiple factors such as a low unemployment rate, fewer teenagers in the workforce, and a boom in restaurant openings.

Roughly 25% of QSR patrons opt to eat in-restaurant, while the remaining 75% of customers order via the drive-thru or inside counter and take their food to go. The COVID-19 pandemic has accelerated consumer demand for drive-thru and delivery options thanks to these options’ abilities to encourage social distancing and low-touch service.

Nommi is poised to help brands expand their reach and sales with a smaller footprint, as well as enable large QSRs to reach smaller markets where it may otherwise not be profitable to enter. Nommi also provides a fast, fresh, and unique alternative for those 75% of consumers who desire to take their food with them rather than eat on premise.

Labor expenses in a Quick Service Restaurant are currently 30% of annual revenue, a number that has remained relatively steady over the past 10 years according to IBISWorld’s 2019 Industry Report. Additionally, rent accounts for 16% of annual revenue. Nommi’s automation solution reduces these major expenses to a combined 5% of revenue, resulting in significantly increased profitability in the Nommi kitchen.

Our relationship with food is fundamentally changing, and most restaurants are not prepared to quickly adapt. Nommi is the first of its kind, able to offer automated, customized, fresh and healthy meals prepared safely without human interaction in preparation, cooking, or delivery.

Manufacturing

The strategy for manufacturing will evolve with production volumes, leveraging contract manufacturers to meet initial and medium-term demand while Nommi builds and fine tunes its internal production lines to service long-term demand. We have not yet identified any contract manufacturers that we intend to engage for future production. In the near term, all Nommi products will be produced internally and locally in order to maintain control over quality and cost, and most importantly, to ensure there is a direct source of feedback for ongoing product improvement.

Initial pre-production volumes, roughly on the order of 10-50 units, will be produced in small batches internally and through local manufacturers for certain parts, which will need to be specially made for Nommi. This will allow Nommi to rapidly address any issues that may arise and help ensure a smooth ramp-up for the contract manufacturer. Once released for production, demand will be met by a combination of the output from the contract manufacturers along with our own internal production lines, the majority from the contract manufacturer at first. This will allow Nommi to focus on automation and quality programs without restricting production volumes. As production begins to scale, Nommi plans to use other manufacturing opportunities for faster production at lower costs.

Sales & Marketing

We believe our automated kitchens will resonate with existing restaurant chains and direct consumers because of its fast, easy and accessible features. We plan to hold a dual revenue stream approach by both offering white-labeled partnerships for existing restaurants and Nommi branded machines for a direct to consumer model. In the later stage of the product development, we plan to enable additional features such as add-on beverage services and end-to-end delivery partnership. Because of the potential for thousands of bowl permutations the Nommi machine is able to produce, we will also look to expand into markets and franchises overseas. The number of different bowls each machine will be able to produce will vary based on the ingredients it is stocked with.

For these reasons, our sales and marketing efforts are reliant upon two approaches.

(1)	Nommi must establish real-estate locations for our Nommi owned units. A partnership with a nationwide operation such as co-working spaces, theme parks, or convenience stores would accelerate this side of the business model.

(2)	Nommi must identify existing restaurants, large and small, to capture as customers to white label the Nommi kitchen. These chains would benefit from growing their market reach without the significant costs and risks associated with opening new brick and mortar restaurants.

In December 2021 Nommi, Inc. signed a trademark license agreement with Creating Culinary Communities LLC (C3), included herein as Exhibit 6.4, which grants Nommi access to utilize branding, collateral, and trademarks of the companies contained within the agreement which are owned and managed by C3. This agreement gives Nommi an immediate jumpstart on item 2 noted above. Any materials used in association with the license are subject to review and approval by C3; If no feedback is provided within 30 days the materials are considered to be approved. The license has an initial 5-year term and is renewable at the election of both parties for up to two additional 5-year terms. Per the terms of the agreement, the Company is required to remit royalty equal to 4% of gross revenue received by the Company for sales of licensed products, less any amounts for returns, discounts, and taxes.

Competition

There are existing competitors in the food automation space, including Spyce, Creator, and Ono Foods. Of these competitors, Spyce and Creator provide robotically prepared meals (Ono is currently focused on smoothies only), but both still do so out of a full-scale restaurant setting. Creator is focused on burgers, while the Spyce restaurant is capable of creating a variety of bowls similar to Nommi. Both Creator and Spyce cannot accomplish the full process without human assistance, though. Additionally, both Creator and Spyce have closed their brick and mortar location during the COVID-19 pandemic.

Spyce – Spyce is a direct competitor of Nommi. The Company launched its first kitchen in 2018 after raising a $2.6mm Seed round 2 years earlier. It’s “V1” restaurant can prepare grain and pasta bowls in 3 minutes, automating the addition of warm ingredients and sauces. Unlike Nommi’s 100% automated process, Spyce’s V1 restaurant requires humans to add cold ingredients and dry garnishes to bowls, as well as to place lids on completed bowls. Spyce operates one brick and mortar location that, at the time of this filing, was temporarily closed.

Creator – Creator fully automates the preparation of the burgers it creates, but is reliant on humans for both order taking and service/delivery of the burger. During peak hours, there are up to nine “robot attendants” in the restaurant alongside the machine. Additionally, humans are in charge of full preparation of all non-burger items (fries, side salads, sauces to put into the burger machine, etc.). The machine allows consumers to observe the entire creation and dispensary process, and can create a burger in 5 minutes.

Ono Food Co. – Ono features a mobile autonomous food experience with a modular kitchen. The Company’s first concept, Ono Blends, is focused on the autonomous creation and delivery of smoothies. Ono is similar to a food truck in form factor, and suggests plans to expand into additional food categories in 2021.

Competition also exists in current regional and national restaurants. The customization features, 24/7 access and low labor and real estate cost enables Nommi to generate a higher return and profit margin than comparable brick-and-mortar stores. Nommi’s ability to partner with delivery services and remote ordering feature further increase the competitiveness in both the traditional and automated restaurant space.

Wavemaker Labs

As a Wavemaker Labs company, Nommi has access to several valuable resources. Wavemaker is both a venture capital (“VC”) firm and a corporate venture studio under one roof, which brings value to Nommi in several ways:

Wavemaker Partners

Top-Decile Venture Capital Fund since 2003 with $500mm+ assets under management

●	Capital – Wavemaker is the lead investor of Nommi and provides valuable insights from over 18 years in the venture ecosystem that will help Nommi in current and future capital raises.
●	Customer Introductions – With an extensive network, Wavemaker is able to provide Nommi access to LPs, acquirers, international corporates and other business relationships. Furthermore, Wavemaker Partners is part of the Draper Venture Network, which has 800+ relationships in 550+ corporations around the world. Access to any one of these relationships is one email away.
●	Global Network – Wavemaker is dual headquartered in LA and Singapore, which gives Nommi the ability to scale globally with extensive connections across multiple continents.

Wavemaker Labs

Corporate Innovation Venture Studio

●	Connections – Wavemaker Labs has internal teams spanning finance, marketing, human resources, and operations that can assist Nommi in growing its business.
●	Resources – Nommi benefits from free office space, accounting, legal, and various other resources to keep the business lean during its early growth stages.
●	Product Acceleration – In-house roboticists and engineers are devoting time and energy to evaluate and build the initial software and hardware packages for Nommi.
●	Focus and Track Record – Wavemaker Labs has a history of commercializing robotics in Food and Agriculture, which provides Nommi with valuable expertise and insights at no cost.

Employees

The Company is currently led by four officers and directors: CEO James Jordan, CFO Kevin Morris, Afshin Kateb, and Sam Nazarian. Nommi also relies on part time contractors for a variety of functions, including marketing, business development, and finance. As a part of our capital raise, we plan to initially hire a number of engineers to assist in future research and development, with the main goal of finishing our minimum viable product and preparing for production. Additional hires will include individuals in sales, marketing, and administrative roles.

The Company’s Property

The Company currently has no long-term or short-term leases and works out of the offices of Wavemaker Labs, Inc. in El Segundo, CA. The Company is under no obligation to make rent payments or in-kind payments to Wavemaker Labs for use of the space.

Management’s Discussion and Analysis on Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Further, the interim financial statements for the periods ended June 30, 2020 and 2021 are unaudited, and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make interim statements of operations not misleading have been included.

Operating Results – Fiscal Years Ended December 31, 2019 and 2020

Through fiscal years ended December 31, 2019 and 2020, the Company was in an early stage of development and had not generated any recurring revenue.

During these periods, our costs and expenses currently consist of salaries from employees and contractors related to engineering, research and development, business development, marketing, and fundraising. In 2019 we recognized one-time revenues of $102,550. This revenue was not derived from our core business operations, but for staffing and payroll services provided to a third party. Our expenses in 2019 consisted of $424,948 of cost of goods sold on our revenue and $30,714 of general and administrative expenses, resulting in a net loss of $355,310 in fiscal year 2019. In 2019 we also recognized $2,198 in net interest expense. All of our costs in 2020 were administrative. These totaled $90,383 which also represented our operating loss in fiscal year 2020. In 2020 we also recognized $2,131 in net interest expense.

Since the end of the period covered by our audited financial statements, we expect to have increases in our legal and professional, research and development, marketing, and administrative expenses. Labor costs from full time and part time employees will also increase as we begin to ramp up prototype development efforts.

Operating Results – Fiscal Periods Ended June 30, 2020 and 2021

The Company is in an early stage of development and has not generated revenue for the periods ended June 30, 2020 and June 30, 2021.

Our costs and expenses currently consist of salaries from employees and contractors related to engineering, research and development, business development, marketing, fundraising, and interest. For the six-month period ended June 30, 2021, these costs totaled $225,948. All of our costs in the period ended June 30, 2020 were labor costs related to engineering, business development, marketing, and interest. These totaled $45,139 for the period ended June 30, 2021.

Since the end of the period covered by our financial statements, we expect to have increases in our legal and professional, research and development, marketing, and administrative expenses. Labor costs from full time and part time employees will also increase as we begin to ramp up prototype development efforts.

Liquidity and Capital Resources – Fiscal Years Ended December 31, 2019 and 2020

As of December 31, 2020, the Company’s cash on hand was $1.

The Company has not generated recurring revenue and requires the continued infusion of new capital to continue business operations. The Company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

Liquidity and Capital Resources – Fiscal Periods Ended June 30, 2020 and 2021

As of June 30, 2021, the Company’s cash on hand was $1.

From 2020 through present the Company has not generated revenue and requires the continued infusion of new capital to continue business operations. The Company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

Plan of Operations

We have not yet generated any revenues and we currently have a small team of full time and part time employees and consultants that have helped us build a working prototype. If we raise the lowest amount set out in our “Use of Proceeds”, we will begin hiring more engineers to help us complete a fully working prototype and a minimal viable product which would allow us to start production. Based on our projections, we estimate that within 18 months, we will be able to start production and deliver our first fully operational Nommi unit.

We believe raising the lowest amount of our “Use of Proceeds” will satisfy our cash requirements to implement our plan of operations. If we are able to raise more than the lowest amount, we will be able to speed up production and deliver our first fully operational Nommi pod in 12 months. If we raise the lowest amount set forth in our Use of Proceeds it would likely result in us having to raise additional funds within 12 to 16 months.

In December 2021 Nommi, Inc. signed a trademark license agreement with Creating Culinary Communities LLC (C3), included herein as Exhibit 6.4, which grants Nommi access to utilize branding, collateral, and trademarks of the companies contained within the agreement which are owned and managed by C3. Per the terms of the agreement, the Company is required to remit royalty equal to 4% of gross revenue received by the Company for sales of licensed products, less any amounts for returns, discounts, and taxes, which will be included in our cost of revenue in the future.

Although many businesses are financially impacted by COVID-19, we believe our product will see an increase in demand due to the touchless nature of the product. However, the effects of COVID-19 are rapidly growing and remain uncertain for the foreseeable future.

Trend Information

The Company has had minimal expenses since launching in late 2017. This remains the case through June 30, 2021.

The Company had begun ramping up research and development of its prototype in early 2021 and expects to have a preliminary prototype which focuses on transfer and dispensing mechanisms related to assembling bowls by Q2 2022 . The Company expects to start production and deliver the first batch of working pods in late 2022. Prior to that date, we anticipate increased expenses associated with engineering, research and development, business development, marketing, and fundraising. Any delays in the development process can possibly have an effect on the Company’s ability to meet this deadline. These delays could be the result of inadequate financing and capital, lack of manufacturing resources, or unforeseen delays in the development process.

Directors, Executive Officers, and Significant Employees

Name	Position	Age	Term in Office
Executive Officers
James Jordan	CEO	41	Indefinite, appointed December 2017
Kevin Morris	CFO	39	Indefinite, appointed September 2019
Directors
James Jordan	Director	41	Indefinite, appointed December 2017
Kevin Morris	Director	39	Indefinite, appointed November 2021
Sam Nazarian	Director	46	Indefinite, appointed November 2021
Afshin Kateb	Director	57	Indefinite, appointed November 2021
Significant Employees
Martin Buehler	CTO	47	Indefinite, appointed July 2020

James Jordan, CEO & Director

Jordan has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. He also serves as the CEO of Miso Robotics, a company that produces robotic kitchen assistants in Southern California, and serves as a director of multiple early stage companies in the robotics space being developed out of Wavemaker Labs, including Graze, Inc., developer of an autonomous commercial lawnmower; Piestro, Inc., an autonomous pizzeria; Future Pearl Labs, Inc. (dba Bobacino), developer of an autonomous boba tea shop; and Future Acres, Inc., developer of an autonomous farm transport robot. Previously, Jordan was Managing Partner at early stage venture fund Canyon Creek Capital, a position he has held since 2010. Jordan is a technologist and early stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high-growth markets, such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media and others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector’s office, and as an Army Blackhawk Pilot.

Kevin Morris, CFO & Director

CFO Kevin Morris also serves as CFO of Piestro, Inc., an autonomous pizzeria; CFO of Future Pearl Labs, Inc. (dba Bobacino), developer of an autonomous boba tea shop; Principal Financial Officer of Graze, Inc, developer of an autonomous commercial lawnmower; CFO of Future Acres, Inc., developer of an autonomous farm transport robot; and CFO of Miso Robotics, a robotic kitchen assistant company in Southern California. Morris also oversees operations, finance and strategy at Wavemaker Labs, a corporate venture studio founded in 2016. Previously, Morris was COO/CFO of Denim.LA, Inc. (dba DSTLD), where he oversaw operations, finance, customer service and market strategy and analytics from 2014-2019. Before DSTLD, Morris was the Vice President of Sales at Elegant Sports (Adidas Gymnastics) from 2013-2014 and worked at the International Revenue Management sector of American Airlines from 2012-2013. He obtained an MBA from the UCLA Anderson School of Management in 2011.

Martin Buehler, CTO

Martin serves as CTO at Wavemaker Labs, a corporate venture studio founded in 2016. Prior to this, from 2018 to 2019, Martin was the VP of Engineering at Creator, a San Francisco-based robotic burger company, where he was responsible for all food robotics and safety. Before Creator, Martin oversaw robotics and artificial intelligence efforts as the Executive R&D Imagineer at Walt Disney Imagineering, a role he held from 2015 to 2018. From 2003 to 2015 Martin has held various Director and VP roles at other prestigious robotics companies including iRobot, where he led the R&D group, as well as Vecna Technologies, Medtronic/Covidien, and Boston Dynamics, where he Led the flagship $12M BigDog (a 250 lb four-legged robotic pack mule funded by DARPA and U.S. Marines) project from inception to success. He has also received numerous professional awards, including being named an IEEE Fellow in 2013 and being awarded the Joseph F. Engelberger Award in Technology in 2012. Martin earned a M.Sc. and Ph.D. in Electrical Engineering from Yale University, and completed postdoctoral work at the A.I. Lab at MIT.

Sam Nazarian, Director

Sam Nazarian is the Chairman and CEO of SBE Entertainment Group, a global hospitality group he founded in 2002. He also leads C3, a hybrid digital kitchen and food hall platform which he founded in 2020. Prior to founding SBE, he founded Platinum Wireless in 1998, a telecommunications company that specialized in the distribution of Nextel software. Sam has studied at the University of Southern California and at New York University.

Afshin Kateb, Director

Afshin Kateb serves as the CFO at Nimes Real Estate, the private real estate investment arm of Nazarian Enterprises, where he manages the company’s finance department and plays an active role in the company’s acquisitions and project management areas. He has held this position since 2014. Before joining Nimes Real Estate, Afshin served as the CFO at SBE Entertainment Group from 2007 to 2014. Previously, Mr. Kateb held senior and executive positions at Lowe Enterprises, KOR Group, and Destination Hotels and Resorts.

Mr. Kateb has over 25 years of finance, development, and investment experience. He earned a BS from Woodbury University, an MBA from Pepperdine University, and a Doctorate in Business from Grenoble Ecole de Management in France.

Compensation of Directors and Executive Officers

Through June 30, 2021, we compensated our three highest paid directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
James Jordan	CEO	$0	$0	$0
Kevin Morris	CFO	$0	$0	$0
Afshin Kateb	Director	$0	$0	$0
Sam Nazarian	Director	$0	$0	$0

Directors and officers of the Company are part-time employees and do not receive any cash compensation. At this point, the Company has no intention to change the compensation for any directors or officers following a successful fundraise.

Security Ownership of Management and Certain Security Holders

Title of Class	Name and address of beneficial owner		Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable		Percent of class
Class F Stock	James Jordan	(1)	12,500 shares held directly, 1,491,964 shares held through Future VC, and 239,007 shares held through Wavemaker Labs	N/A		26.18%
Class F Stock	Sam Nazarian	(2)	N/A	3,329,670 shares held through SN Robotics Venture, LLC		50.00%
Class F Stock	Future VC, LLC	(1)	1,853,602 shares held directly	N/A		27.83%
Class F Stock	SN Robotics Venture, LLC	(2)	N/A	3,329,670 shares held as warrants	(3)	50.00%
Class F Stock	All directors and officers as a group		12,500 shares held directly, 1,491,964 shares held through Future VC, LLC, 239,007 shares held through Wavemaker Labs, and 3,329,670 shares held through SN Robotics	N/A		74.66%
Common Stock	Kevin Morris	(1)	N/A	32,967 shares held as options	(4)	100%
Common Stock	All directors and officers as a group	(1)	N/A	32,967		100%

(1) All addresses are c/o Future VC, LLC, 1438 9th Street, Santa Monica, CA 90401.

(2) All addresses are 9247 Alden Drive, Beverly Hills, CA 90210.

(3) Warrants were granted in December 2021 and vest immediately.

(4) Options were granted in September 2019 and vest in equal monthly installments over 4 years with a 1-year cliff.

Amounts are as of December 15, 2021. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

Stock Incentive Plan

In July 2019, the Company adopted its amended Stock Incentive Plan, by which 600,000 shares of Common Stock are to be reserved for issuance under the plan. All officers and employees of the Company, and certain advisors and contractors will be able to participate in the plan on equal basis.  To date, options to acquire 329,670 have been issued under the plan.

Interest of Management and Others in Certain Transactions

In September 2018 and January 2019, the Company borrowed a total of $75,000 from Future VC, LLC, a related party company. These loans bear interest at 3% per annum and were originally due to be repaid in September 2020 and January 2021, respectively. In 2020, the maturity dates on both notes were extended to December 31, 2021.

In November 2019, the Company loaned $3,955 to Future VC, LLC, a related party company. The loan bears interest at 3% per annum and is set to mature on December 31, 2021.

In August 2021, the Company signed a Master Services Agreement (“MSA”) with Wavemaker Labs, Inc., where Wavemaker Labs would provide various consulting services for the Company. The MSA is included as Exhibit 6.1 to the offering statement of which this offering circular is part. The services performed include financial, business development, product development, and engineering consulting work pursuant to specific statements of work. Wavemaker Labs, Inc. has common ownership with the Company via all of its Class F shareholders, including Future VC, LLC, which have the same number of Class F shares in the Company as they do in Wavemaker Labs, Inc. As a part of this MSA, Wavemaker Labs will invoice the Company as much as twice a month for each hour of labor exerted and all materials expenses.

Prior to entering into the MSA, Wavemaker Labs has documented expenses incurred on behalf of Nommi, for which it will invoice the Company. This repayment obligation is not documented between the parties. From inception until entering into the MSA with Wavemaker Labs, Wavemaker Labs incurred $287,677 of expenses for Nommi. The Company understands that this amount will not become due until Nommi begins generating cash from revenues.

In December 2021 Nommi, Inc. signed a trademark license agreement with Creating Culinary Communities LLC (C3), included herein as Exhibit 6.4, which grants Nommi access to utilize branding, collateral, and trademarks of the companies contained within the agreement which are owned and managed by C3.

In December 2021 Nommi, Inc. issued 3,329,670 warrants to purchase Class F stock to SN Robotics Venture, LLC (SNR) – a related party entity – in relation to the aforementioned trademark license agreement. SNR is a related party via its common ownership with C3. A form of this warrant is included herein as Exhibit 3.1.

In December 2021, the Company borrowed $250,000 from Future VC, LLC, a related party company as an investor in the Company. The loan bears interest at 2% per annum and is set to mature on December 31, 2023.

In December 2021, the Company borrowed $250,000 from SN Robotics Venture, LLC, a related party company as discussed above. The loan bears interest at 2% per annum and is set to mature on December 31, 2023.

The Company plans to use WAX, Inc. as an online investment platform where investors can subscribe to the Offering. The Company also plans to use WAX, Inc. as its transfer agent.  WAX, Inc. is majority controlled by Future VC, LLC, which is also an investor in the Company.  The Company has not yet finalized commercial terms with WAX, Inc. for any services.

Securities Being Offered

General

The Company is offering Common Stock to investors in this offering. As such, under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 1,733,102 shares of Common Stock. The shares of Common Stock will be subject to an irrevocable proxy whereby all voting rights will be held by the company's President.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, our authorized capital stock will consist of 10,000,000 shares of Common Stock, $0.0001 par value per share. Additionally, our authorized capital stock will consist of 6,600,000 shares of Class F Stock, $0.0001 par value per share.

Common Stock

Voting Rights and Proxy

Each holder of Common Stock has the right to one vote per share of Common Stock, and be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The holders of Class F Stock and Common Stock will vote together as a single class on all matters, except as required by applicable law. The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the Company’s Board of Directors, following majority approval by the Board of Directors, to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the Board of Directors determines is necessary or appropriate at the Board of Director’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the Board of Directors for the accomplishment of the foregoing. The Board of Directors may delegate authority to execute documents and take actions to a single member of the Board of Directors or to an executive officer of the Company. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement. The full subscription agreement appears as Exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part.

Election of Directors

Elections of directors do not need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class F Stock shall, in lieu thereof, receive shares of Class F Stock or rights to acquire shares of Class F Stock, as the case may be, and the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

Liquidation Rights

In the event of any Liquidation Event, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution will be distributed among the holders of the Class F Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class F Stock into Common Stock).

Other Rights

Neither the Class F Stock nor the Common Stock is redeemable by any holder thereof.

Class F Stock

General

Our Class F Stock has been issued to founders of the Company. Under the terms of our Amended and Restated Certificate of Incorporation, we are authorized to issue up to 6,600,000 shares of our Class F Stock. As of August 2021, 3,000,000 shares have been issued. As provided by the Company’s Amended and Restated Articles of Incorporation, following the closing on a preferred equity financing, 10% (or 300,000 shares) of the Company’s Class F Stock will be converted into shares of the subsequent series of preferred stock.

Voting Rights

Each holder of the Class F is entitled to one vote for each share of Common Stock, which would be held by each stockholder if all of the Class F was converted into Common Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Class F Stock are entitled to vote on all matters submitted to a vote of the stockholders as a single class with the holders of Class F Stock, Common Stock, and Preferred Stock provided that in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation.

As long as any shares of Class F Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Class F Stock, (i) amend, alter or repeal any provision of this Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Stock; (ii) increase or decrease the authorized number of shares of Class F Stock or Common Stock; (iii) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Event; or (iv) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or consent to any of the following.

Election of Directors

Elections of directors don’t need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class F Stock shall, in lieu thereof, receive shares of Class F Stock or rights to acquire shares of Class F Stock, as the case may be, and the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

Liquidation Rights

In the event of any Liquidation Event, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution will be distributed among the holders of the Class F Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class F Stock into Common Stock).

Conversion Rights

Conversion into Common Stock. Each share of Class F Stock is convertible at any time after the date of issuance of such share into one fully paid and nonassessable share of Common Stock. Each share of Class F Stock shall automatically be converted into one fully paid and nonassessable share of Common Stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class F Stock. Any transfer of a share of Class F Stock, with certain exceptions, shall be deemed an election by the holder thereof to convert such share into Common Stock and each such transferred share of Class F Stock shall automatically convert into one share of Common Stock, effective immediately prior to such transfer.

Conversion into Preferred Stock. Upon each equity financing in which the company sells and issues shares of Preferred Stock for an aggregate purchase price of at least $1,000,000, ten percent (10%) of the shares of Class F Stock held by each holder of Class F Stock will automatically convert into shares of the series of Preferred Stock that is issued in such equity financing at the then applicable Conversion Ratio. "Conversion Ratio" means, for each such equity financing, the inverse of the ratio at which a share of Preferred Stock issued in such equity financing is convertible into Common Stock of the Corporation. In addition, any share of Class F Stock that is sold by the holder thereof in connection with such an equity financing shall, subject to restrictions on the transfer of such share under the bylaws or applicable agreements, automatically convert into shares of the Preferred Stock sold in such equity financing at the applicable Conversion Ratio, effective immediately upon the purchase of such share of Class F Stock by an investor in connection with such equity financing.

Rights and Preferences. Under our Amended and Restated Certificate of Incorporation, our Class F Stock includes special conversion rights. These rights provide that the Class F Stock will convert into a recently authorized class of preferred stock under two circumstances, subject to the availability of an exemption from registration of those shares under the Securities Act of 1933. The two circumstances are as follows:

•	Whenever any holder of our Class F Stock undertakes a secondary sale of those shares within 12 months of an equity financing of the Company in which we issued preferred stock to investors, the secondary purchaser will receive shares of the most recently authorized class of preferred stock in lieu of shares of Class F Stock.
•	Whenever the Company undertakes an equity financing in which a new class of preferred stock is authorized for issuance to investors, including the equity financing related to this Form 1-A , 25% of the shares of Class F Stock held by each holder of such stock will convert into a shadow series of shares of the subsequent series of preferred stock. The shadow series of subsequent preferred stock shall mean capital stock with identical rights, privileges, preferences and restrictions as the subsequent preferred stock, except:
o	The liquidation preference per share of the shadow series shall equal the original purchase price per share of the Common Stock from which the Class F Stock was converted.
o	The shadow series shall be excluded from voting with the subsequent preferred stock on any matters of the Company which either the subsequent preferred stock, specifically, or preferred stock of the Company, generally, have veto rights over.
o	The shadow series shall be excluded from any future rights or most favored nations privileges.

As noted above under “Risk Factors”, these conversion rights could create situations in which the interests of holders of Class F Stock are in conflict with the interests of investors in this offering as holders of Class F Stock would benefit from advantageous terms provided to future classes of preferred stock that encourage secondary purchasers of such stock, or rights holders of Class F Stock would benefit from directly following the conversion of their stock.

As long as any shares of Class F Stock remain issued and outstanding, the Company or any of its subsidiaries shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Class F Stock:

•	amend, alter or repeal any provision of this Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Stock;
•	increase or decrease the authorized number of shares of Class F Stock;
•	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Event; or
•	authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the certificate of incorporation of the Corporation, as then in effect, that are senior to or on a parity with the Class F Stock.

Provisions of Note in Our Bylaws

Under Article VII of our Bylaws, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Corporation;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders;

(3) Any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws;

(4) Any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or

(5) Any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. This provision is not interpreted to apply to actions arising under the Securities Act. Further, it does not apply to actions arising under the Exchange Act as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Plan of Distribution and Selling Security Holders

Plan of Distribution

The Company is offering up to 1,733,102 shares of Common Stock on a “best efforts” basis at a price of $11.54 per share under this Offering Statement, of which this Offering Circular is a part. We intend for this offering to continue until one year following qualification by the SEC, or until sooner terminated by the company.

The Company has engaged Dalmore Group, LLC as its broker/dealer of record. Dalmore Group, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Public Offering Price	$11.54
Commission	$0.1154
Proceeds, before expenses, to us	$11.42

Other Terms

Dalmore Group, LLC has also agreed to perform the following services in exchange for the compensation discussed above:

•	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer of the Company;

•	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investors participation;

•	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

•	Not provide any investment advice nor any investment recommendations to any investor;

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

•	Coordinate with third party providers to ensure adequate review and compliance.

In addition to the commission described above, the Company will also pay a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Company’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. Dalmore Group will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time Consulting Fee of $15,000 for these services.

Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to Dalmore Group, LLC will be approximately $220,000 in cash.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

WAX, Inc. will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, ACH, credit card, or debit card only, checks will not be accepted. Upon acceptance of the investors’ subscriptions, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $992.44, or 86 shares of Common Stock. Investors will be responsible for a $50 transaction fee paid at the time of investment. This fee is not considered part of the cost basis of the subscribed Securities but will count against the per investor limit set out in the subscription agreement.

Investors will be required to subscribe to the Offering via the third-party platform managed by WAX, Inc., and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

NOMMI, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2020 AND 2019

Nommi, Inc.

To the Board of Directors of

Nommi, Inc.

Santa Monica, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Nommi, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity/(deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated profits since inception has sustained net losses of $92,514 and $355,310 for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company had an accumulated deficit of $507,104, minimal cash of $1, and current liabilities exceeded current assets by $147,651. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

September 9, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

NOMMI, INC.

BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1	$-
Loan receivable, related party	3,955	3,955
Interest receivable, related party	139	20
Total assets	$4,095	$3,975

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable, related party	$71,840	$-
Loan payable, related party	75,000	75,000
Interest payable, related party	4,906	2,656
Total liabilities	151,746	77,656
Commitments and contingencies (Note 10)
Stockholders' equity (deficit):
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 and 0 shares issued and outstanding as of December 31, 2020 and 2019, respectively	-	-
Common stock, $0.0001 par value, 10,000,000 shares authorized, 3,000,000 shares issued and outstanding as of both December 31, 2020 and 2019	300	300
Additional paid-in capital	359,153	340,609
Accumulated deficit	(507,104)	(414,590)
Total stockholders' equity (deficit)	(147,651)	(73,681)
Total liabilities and stockholders' equity (deficit)	$4,095	$3,975

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

NOMMI, INC.

STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2020	2019
Service revenue	$-	$102,550
Cost of service revenue	-	424,948
Gross profit (loss)	-	(322,398)

Operating expenses:
General and administrative	90,383	30,714
Total operating expenses	90,383	30,714

Loss from operations	(90,383)	(353,112)

Other income (expense):
Interest income, related party	119	20
Interest expense, related party	(2,250)	(2,218)
Total other income (expense), net	(2,131)	(2,198)

Provision for income taxes	-	-
Net loss	$(92,514)	$(355,310)
Weighted average common shares outstanding - basic and diluted	3,000,000	3,000,000
Net loss per common share - basic and diluted	$(0.03)	$(0.12)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

NOMMI, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balances at December 31, 2018	-	$-	3,000,000	$300	$313,236	$(59,280)	$254,256
Stock-based compensation expense	-	-	-	-	27,373	-	27,373
Net loss	-	-	-	-	-	(355,310)	(355,310)
Balances at December 31, 2019	-	-	3,000,000	300	340,609	(414,590)	(73,681)
Stock-based compensation expense	-	-	-	-	18,544	-	18,544
Net loss	-	-	-	-	-	(92,514)	(92,514)
Balances at December 31, 2020	-	$-	3,000,000	$300	$359,153	$(507,104)	$(147,651)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

NOMMI, INC.

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(92,514)	$(355,310)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation expense	18,544	27,373
Changes in operating assets and liabilities:
Accounts receivable	-	22,821
Prepaid expenses	-	279,545
Accounts payable and accrued expenses	71,840	(12,662)
Interest receivable, related party	(119)	(20)
Interest payable, related party	2,250	2,218
Net cash provided by (used in) operating activities	1	(36,035)
Cash flows from investing activities:
Issuance of loans to related parties		(3,955)
Net cash used in investing activities	-	(3,955)
Cash flows from financing activities:
Proceeds from related party loan	-	25,000
Net cash provided by financing activities	-	25,000
Net change in cash and cash equivalents	1	(14,990)
Cash and cash equivalents at beginning of year	-	14,990
Cash and cash equivalents at end of year	$1	$-
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

1.	NATURE OF OPERATIONS

Nommi, Inc. (the “Company”) is a corporation formed on December 4, 2017 under the laws of Delaware as Future Labs IV, Inc. On October 28, 2020, the Company changed its name to Nommi, Inc. The Company was formed to develop and sell food automation products. The Company is headquartered in Santa Monica, California.

As of December 31, 2020, the Company has not commenced planned principal operations. The Company’s activities since inception have primarily consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $92,514 and $355,310 for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company had an accumulated deficit of $507,104, minimal cash of $1 and current liabilities exceeded current assets by $147,651. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2020 and 2019, all of the Company's cash and cash equivalents were held at one accredited financial institution.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

In 2019, the Company generated revenue from services pertaining to a staffing agreement. Cost of service revenue includes direct labor costs under the staffing agreement.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

The Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

During the year ended December 31, 2019, 100% of the revenues were derived from a single, non-recurring agreement.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2020 and 2019, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2020 and 2019 are as follows:

	Year Ended
	December 31,
	2020	2019
Options to purchase common stock	329,670	329,670
Total potentially dilutive shares	329,670	329,670

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard effective January 1, 2019.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	LOAN RECEIVABLE, RELATED PARTY

The following is a summary of related party loan receivables by entity as of December 31, 2020 and 2019:

	Accrued Interest	Outstanding Balance as of
	as of December 31,	December 31,
Name	2020	2020	2019
Future VC, LLC	$139	$3,955	$3,955
	$139	$3,955	$3,955

The loans bears interest from at 3% per annum. In 2020, the Company extended the maturity through December 31, 2021.

During the years ended December 31, 2020 and 2019, the Company recognized interest income of $119 and $20, respectively, all of which remains unpaid as of December 31, 2020 and 2019.

5.	LOAN PAYABLE, RELATED PARTY

The following is a summary of related party loan payables by entity as of December 31, 2020 and 2019:

	Accrued Interest	Outstanding Balance as of
	as of December 31,	December 31,
Name	2020	2020	2019
Future VC, LLC	$4,906	$75,000	$75,000
	$4,906	$75,000	$75,000

The notes bear interest at 3% per annum. In 2020, the Company extended the maturity to December 31, 2021.

During the years ended December 31, 2020 and 2019, the Company incurred interest expense of $2,250 and $2,218, respectively, all of which remains unpaid as of December 31, 2020 and 2019.

For all notes, upon the occurrence of a change in control of the noteholder, all outstanding indebtedness under these notes will become immediately due and payable upon the closing of the acquisition. The loans are secured by the Company’s assets.

6.	STOCKHOLDERS’ EQUITY (DEFICIT)

As of December 31, 2020, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue two classes of stock: preferred stock and common stock. The Company is authorized to issue 5,000,000 shares of preferred Stock and 10,000,000 shares of common stock. All classes of stock have a par value of $0.0001 per share. The preferred stock are convertible into shares of common stock.

The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.

As of December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

As of December 31, 2020 and 2019, there were 3,000,000 shares of common stock issued and outstanding.

7.	STOCK-BASED COMPENSATION

Future Labs IV, Inc 2019 Stock Plan

In July 2019, the Company has adopted the Future Labs IV, Inc 2019 Stock Plan (“2019 Plan”), as amended and restated, which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2019 Plan was 600,000 shares as of December 31, 2020. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2019 Plan’s inception. As of December 31, 2020, there 270,330 shares available for grant under the 2019 Plan. Stock options granted under the 2019 Plan typically vest over a four-year period, with a 1-year cliff.

A summary of information related to stock options for the years ended December 31, 2020 and 2019 is as follows:

		Weighted
		Average	Intrinsic
	Options	Exercise Price	Value
Outstanding as of December 31, 2018	-	$-	$-
Granted	329,670	0.50
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2019	329,670	$0.50	$-
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2020	329,670	$0.50	$-
Exercisable as of December 31, 2019	105,769	$0.50
Exercisable as of December 31, 2020	193,681	$0.50

As of December 31, 2020, the weighted average duration to expiration of outstanding options was 7.4 years.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

	Year Ended
	December 31,
	2020	2019
Risk-free interest rate	n/a	1.77% - 1.96%
Expected term (in years)	n/a	6.02
Expected volatility	n/a	44.43%
Expected dividend yield	n/a	0%
Fair value per stock option	n/a	$0.22

The total grant-date fair value of the options granted during the years ended December 31, 2020 and 2019 was $0 and $72,198, respectively. Stock-based compensation expense for stock options of $18,544 and $27,373 was recognized under FASB ASC 718 for the years ended December 31, 2020 and 2019, respectively, and classified as general administrative expenses in the statements of operations. Total unrecognized compensation cost related to non-vested stock option awards amounted to $26,281 as of December 31, 2020, which will be recognized over a weighted average period of 1.5 years.

8.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to cash to accrual differences, stock-based compensation expense, research and development and net operating loss carryforwards. As of December 31, 2020 and 2019, the Company had net deferred tax assets before valuation allowance of $129,640 and $108,847, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$108,106	$108,106
Cash to accrual differences	21,534	741
Valuation allowance	(129,640)	(108,847)
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2020 and 2019, cumulative losses through December 31, 2020, and no history of generating taxable income. Therefore, valuation allowances of $129,640 and $108,847 were recorded as of December 31, 2020 and 2019, respectively. Valuation allowance increased by $20,793 and $92,184 during the years ended December 31, 2020 and 2019, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% for 2020 and 2019 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2020 and 2019, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $384,580 and $384,580 , respectively.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2018-2020 tax years remain open to examination.

9.	RELATED PARTY TRANSACTIONS

Refer to Notes 4 and 5 for detail on the Company’s loan receivable and loan payable with related parties.

As of December 31, 2020, the Company had $71,840 in accounts payable with related parties under common control.

In 2020, the Company entered into an agreement with Wavemaker Labs, a related party under common control, for consulting, technology and general support activities. During 2020, the Company has incurred $71,840 of fees under this agreement in services payable in cash and was recorded to general and administrative expense in the statements of operations. The services incurred represent total labor costs incurred by the Company at a commercial rate greater than  the actual labor costs of the related entity plus a 10% mark-up on materials costs.  Total charges in excess of cost incurred by the Company were $20,419 in 2020 due to the markup on labor and material costs.

10.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

11.	SUBSEQUENT EVENTS

On August 31, 2021, the Company amended and restated its certificate of incorporation to authorize 6,600,000 shares of $0.0001 par value Class F Stock and 10,000,000 shares of $0.0001 par value common stock. Each of the 3,000,000 then outstanding shares of common stock were converted to 3,000,000 shares of Class F stock.

Common stock are entitled to one vote per share, and Class F Stock are entitled to voting rights based on the number of shares of common stock it is convertible into. Each share of Class F Stock is convertible into one share of common stock at the option of the holder. Class F Stock are entitled to dividend and liquidation rights on an as-converted basis with common stock. Class F Stock are automatically convertible if and upon the written consent of the majority of holders of Class F Stock. Upon each equity financing (as defined in the certificate of incorporation), 10% of the shares of Class F Stock are automatically converted into shares of the series of preferred stock of the Company that is issued in the triggering equity financing event at the applicable conversion ratio (as defined in the certificate of incorporation) and any Class F Stock sold by a holder of such in the triggering equity financing will automatically convert into the preferred stock issued in the triggering equity financing.

Management has evaluated subsequent events through September 9, 2021, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

NOMMI, INC.

FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2021 AND 2020

Nommi, Inc.

NOMMI, INC.

BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1	$1
Loan receivable, related party	-	3,955
Interest receivable, related party	-	139
Deferred offering costs	65,169	-
Total assets	$65,170	$4,095
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable, related party	$352,945	$71,840
Loan payable, related party	71,046	75,000
Interest payable, related party	5,833	4,906
Total liabilities	429,824	151,746
Commitments and contingencies (Note 9)
Stockholders' equity (deficit):
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 and 0 shares issued and outstanding as of both June 30, 2021 (unaudited) and December 31, 2020	-	-
Common stock, $0.0001 par value, 10,000,000 shares authorized, 3,000,000 shares issued and outstanding as of both June 30, 2021 (unaudited) and December 31, 2020	300	300
Additional paid-in capital	368,098	359,153
Accumulated deficit	(733,052)	(507,104)
Total stockholders' equity (deficit)	(364,654)	(147,651)
Total liabilities and stockholders' equity (deficit)	$65,170	$4,095

See accompanying notes, which are an integral part of these financial statements.

NOMMI, INC.

STATEMENTS OF OPERATIONS

	Six Months Ended,
	June 30,
	2021	2020

	(unaudited)
Service revenue	$-	$-
Cost of service revenue	-	-
Gross profit (loss)	-	-
Operating expenses:
Research and development	215,937	-
General and administrative	8,944	44,073
Total operating expenses	224,882	44,073
Loss from operations	(224,882)	(44,073)
Other income (expense):
Interest income, related party	-	60
Interest expense, related party	(1,066)	(1,125)
Total other income (expense), net	(1,066)	(1,066)
Provision for income taxes	-	-
Net loss	$(225,948)	$(45,139)
Weighted average common shares outstanding - basic and diluted	3,000,000	3,000,000
Net loss per common share - basic and diluted	$(0.08)	$(0.02)

See accompanying notes, which are an integral part of these financial statements.

NOMMI, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balances at December 31, 2019	-	$-	3,000,000	$300	$340,609	$(414,590)	$(73,681)
Stock-based compensation expense	-	-	-	-	8,154	-	8,154
Net loss	-	-	-	-	-	(45,139)	(45,139)
Balances at June 30, 2020 (unaudited)	-	$-	3,000,000	$300	$348,763	$(459,729)	$(110,666)
Balances at December 31, 2020	-	$-	3,000,000	$300	$359,153	$(507,104)	$(147,651)
Stock-based compensation expense	-	-	-	-	8,944	-	8,944
Net loss	-	-	-	-	-	(225,948)	(225,948)
Balances at June 30, 2021 (unaudited)	-	$-	3,000,000	$300	$368,098	$(733,052)	$(364,654)

See accompanying notes, which are an integral part of these financial statements.

NOMMI, INC.

STATEMENTS OF CASH FLOWS

	Six Months Ended,
	June 30,
	2021	2020

	(unaudited)
Cash flows from operating activities:
Net loss	$(225,948)	$(45,139)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation expense	8,944	8,154
Changes in operating assets and liabilities:
Deferred offering costs	(65,169)	-
Accounts payable, related party	281,107	35,920
Interest receivable, related party	139	(60)
Interest payable, related party	927	1,125
Net cash used in operating activities	-	-
Net change in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	1	1
Cash and cash equivalents at end of period	$1	$1
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

NOMMI, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Nommi, Inc. (the “Company”) is a corporation formed on December 4, 2017 under the laws of Delaware as Future Labs IV, Inc. On October 28, 2020, the Company changed its name to Nommi, Inc. The Company was formed to develop and sell food automation products. The Company is headquartered in Santa Monica, California.

As of June 30, 2021, the Company has not commenced planned principal operations. The Company’s activities since inception have primarily consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $225,948 and $45,139 for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, the Company had an accumulated deficit of $733,052, minimal cash of $1 and current liabilities exceeded current assets by $364,654. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Unaudited Interim Financial Information

The accompanying balance sheet as of June 30, 2021 and the statements of operations, stockholders’ equity and cash flows for the six months ended June 30, 2021 and 2020 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2021 and the results of its operations and its cash flows for the six months ended June 30, 2021 and 2020. The financial data and other information disclosed in these notes related to the six months ended June 30, 2021 and 2020 are also unaudited. The results for the six months ended June 30, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021, any other interim periods, or any future year or period.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

NOMMI, INC.

NOTES TO FINANCIAL STATEMENTS

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At June 30, 2021 and December 31, 2020, all of the Company's cash and cash equivalents were held at one accredited financial institution.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

In 2019, the Company generated revenue from services pertaining to a staffing agreement. Cost of service revenue includes direct labor costs under the staffing agreement.

NOMMI, INC.

NOTES TO FINANCIAL STATEMENTS

Advertising and Promotion

Advertising and promotional costs are expensed as incurred.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

The Company is dependent on third-party vendors to supply inventory and products for research and development activities and parts for building products. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

NOMMI, INC.

NOTES TO FINANCIAL STATEMENTS

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of June 30, 2021 and 2020, diluted net loss per share is the same as basic net loss per share for each period. Potentially dilutive items outstanding as of June 30, 2021 and 2020 are as follows:

	Six Months Ended,
	June 30,
	2021	2020
	(unaudited)
Options to purchase common stock	329,670	329,670
Total potentially dilutive shares	329,670	329,670

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard effective January 1, 2019.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOMMI, INC.

NOTES TO FINANCIAL STATEMENTS

4.	LOAN RECEIVABLE, RELATED PARTY

The following is a summary of related party loan receivables by entity as of June 30, 2021 and December 31, 2020:

	Outstanding Balance as of
	June 30,	December 31,
	2021	2020
Name	(unaudited)
Future VC, LLC	$-	$3,955
	$-	$3,955

The loans bears interest from at 3% per annum. In 2020, the Company extended the maturity to December 31, 2021.

During the six months ended June 30, 2021 and 2020, the Company recognized interest income of $0 and $60, respectively.

5.	LOAN PAYABLE, RELATED PARTY

The following is a summary of related party loan payables by entity as of June 30, 2021 and December 31, 2020:

	Outstanding Balance as of
	June 30,	December 31,
	2021	2020
Name	(unaudited)
Future VC, LLC	$71,046	$75,000
	$71,046	$75,000

The notes bear interest at 3% per annum. In 2020, the Company extended the maturity to December 31, 2021.

During the six months ended June 30, 2021 and 2020, the Company incurred interest expense of $1,066 and $1,125, respectively, all of which remains unpaid as of June 30, 2021.

For all notes, upon the occurrence of a change in control of the noteholder, all outstanding indebtedness under these notes will become immediately due and payable upon the closing of the acquisition. The loans are secured by the Company’s assets.

6.	STOCKHOLDERS’ EQUITY (DEFICIT)

As of June 30, 2021, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue two classes of stock: preferred stock and common stock. The Company is authorized to issue 5,000,000 shares of preferred Stock and 10,000,000 shares of common stock. All classes of stock have a par value of $0.0001 per share. The preferred stock are convertible into shares of common stock.

The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.

As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

NOMMI, INC.

NOTES TO FINANCIAL STATEMENTS

The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

As of June 30, 2021 and December 31, 2020, there were 3,000,000 shares of common stock issued and outstanding.

7.	STOCK-BASED COMPENSATION

Future Labs IV, Inc 2019 Stock Plan

In July 2019, the Company has adopted the Future Labs IV, Inc 2019 Stock Plan (“2019 Plan”), as amended and restated, which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2019 Plan was 600,000 shares as of June 30, 2021. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2019 Plan’s inception. As of June 30, 2021, there 270,330 shares available for grant under the 2019 Plan. Stock options granted under the 2019 Plan typically vest over a four-year period, with a 1-year cliff.

A summary of information related to stock options for the six months ended June 30, 2021 is as follows:

		Weighted
		Average	Intrinsic
	Options	Exercise Price	Value
Outstanding as of December 31, 2020	329,670	$0.50	$-
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding as of June 30, 2021 (unaudited)	329,670	$0.50	$-
Exercisable as of June 30, 2021 (unaudited)	258,242	$0.50	$-

As of June 30, 2021, the weighted average duration to expiration of outstanding options was 7.0 years.

Stock-based compensation expense for stock options of $8,944 and $8,154 was recognized under FASB ASC 718 for the six months ended June 30, 2021 and 2020, respectively, and classified as general administrative expenses in the statements of operations. Total unrecognized compensation cost related to non-vested stock option awards amounted to $17,336 as of June 30, 2021, which will be recognized over a weighted average period of 1.0 year.

8.	RELATED PARTY TRANSACTIONS

Refer to Notes 4 and 5 for detail on the Company’s loan receivable and loan payable with related parties.

As of June 30, 2021, the Company had $352,945 in accounts payable with related parties under common control.

In 2020, the Company entered into an agreement with Wavemaker Labs, a related party under common control, for consulting, technology and general support activities. During the six months ended June 30, 2021, the Company has incurred $215,937 of fees under this agreement in services payable in cash and were recorded to research and development operating expenses in the statement of operations. The services incurred represent total labor costs incurred by the Company at a commercial rate greater than the actual labor costs of the related entity plus a 10% mark-up on materials costs.  Total charges in excess of cost incurred by the Company were $120,726 in 2020 due to the markup on labor and material costs.

NOMMI, INC.

NOTES TO FINANCIAL STATEMENTS

9.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

10.	SUBSEQUENT EVENTS

On August 31, 2021, the Company amended and restated its certificate of incorporation to authorize 6,600,000 shares of $0.0001 par value Class F Stock and 10,000,000 shares of $0.0001 par value common stock. Each of the 3,000,000 then outstanding shares of common stock were converted to 3,000,000 shares of Class F stock.

Common stock are entitled to one vote per share, and Class F Stock are entitled to voting rights based on the number of shares of common stock it is convertible into. Each share of Class F Stock is convertible into one share of common stock at the option of the holder. Class F Stock are entitled to dividend and liquidation rights on an as-converted basis with common stock. Class F Stock are automatically convertible if and upon the written consent of the majority of holders of Class F Stock. Upon each equity financing (as defined in the certificate of incorporation), 10% of the shares of Class F Stock are automatically converted into shares of the series of preferred stock of the Company that is issued in the triggering equity financing event at the applicable conversion ratio (as defined in the certificate of incorporation) and any Class F Stock sold by a holder of such in the triggering equity financing will automatically convert into the preferred stock issued in the triggering equity financing.

Management has evaluated subsequent events through September 9, 2021, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

Exhibits

1.1 Broker-Dealer Agreement with Dalmore Group, LLC

2.1 Amended and Restated Certificate of Incorporation

2.2 Amended and Restated Bylaws

2.3 Second Amended and Restated Certificate of Incorporation

3.1 Form of Warrant issued to SN Robotics Venture, LLC

4.1 Form of Subscription Agreement

6.1 Master Services Agreement between Wavemaker Labs, Inc. and Nommi, Inc.

6.2 Promissory Note with Future VC, September 2018, $50,000

6.3 Promissory Note with Future VC, January 2019, $25,000

6.4 Trademark License Agreement with Creating Culinary Communities LLC

6.5 Promissory Note with Future VC, December 2021, $250,000

6.6 Promissory Note with SN Robotics Venture, December 2021, $250,000

11.1 Consent of Independent Auditor

11.2 Consent of Wavemaker Labs, Inc.

12.1 CrowdCheck Law Legality Opinion

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on, December 21, 2021.

Nommi, Inc.

By	/s/ James Jordan
James Jordan, Chief Executive Officer
Nommi, Inc.
Date: December 21, 2021

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ James Jordan
James Jordan, Chief Executive Officer, Director
Nommi, Inc.
Date: December 21, 2021

By	/s/ Kevin Morris
Kevin Morris, Chief Financial Officer, Principal Accounting Officer, Director
Nommi, Inc.
Date: December 21, 2021

By	/s/ Afshin Kateb
Afshin Kateb, Director
Nommi, Inc.
Date: December 21, 2021

By	/s/ Sam Nazarian
Sam Nazarian, Director
Nommi, Inc.
Date: December 21, 2021